Exhibit 3.1



            Articles of Amendment to the Articles of Incorporation of

                      NANOBAC PHARMACEUTICALS, INCORPORATED
                      -------------------------------------
       (name of corporation as files with the Florida Department of State)

                                  P94000044689
                                (document number)

     The Company has amended Article III - Capital Stock such that the following shall be inserted in place of the existing Article III:

                           ARTICLE III - CAPITAL STOCK

     This Corporation is authorized to issue 250,000,000 (two-hundred and fifty million) shares of Common Stock having no par value per share which shares shall be and hereby are designated as "Common Shares." Without action by the stockholders, any or all of the authorized shares may be issued by the Corporation from time to time for such consideration as may be fixed by the Board of Directors of this Corporation.

     This Corporation shall require shareholder approval prior to the issuance of designated securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which together with sale by officers, directors or substantial shareholders of the company equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance.

     Each of the Common Shares shall have one vote on all matters coming before any meeting of the Shareholders or otherwise to be acted upon by Shareholders. Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. A majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter except a quorum may only exist when a minimum of 33 & 1/3 of eligible shares participates in any such vote or action. No holder of any shares of any class of capital stock of the Corporation shall have any preemptive right to subscribe for any shares of capital stock of any class of the Corporation now or hereafter authorized or for any security convertible into or carrying any optional rights to purchase or subscribe for any shares of capital stock of any class of the Corporation now or hereafter authorized.

     The amendment was adopted by the board of director and confirmed by a shareholder action. The number of votes cast by shareholders was sufficient for approval.

     The foregoing amendment was adopted the 5th day of January, 2004.

                                 /s/ MARK CLANCY
                                 ---------------
                                   Mark Clancy
                               Corporate Secretary